Exhibit 4.05

AXCELERANT, INC.

2001 STOCK INCENTIVE PLAN

This 2001 Stock Incentive Plan (the “Plan”) is hereby established by Axcelerant, Inc., a Delaware corporation (the “Company”), and adopted by its Board of Directors as of the 13th day of February 2001 (the “Effective Date”).

Article 1.

PURPOSES OF THE PLAN

1.1          Purposes.  The purposes of the Plan are (a) to enhance the Company’s ability to attract and retain the services of qualified employees, officers and directors (including non-employee officers and directors), and consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

Article 2.

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated:

2.1          Administrator.  “Administrator” means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee.

2.2          Affiliated Company.  “Affiliated Company” means any “parent corporation” or “subsidiary corporation” of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively.

2.3          Board.  “Board” means the Board of Directors of the Company.

2.4          Change in Control.  “Change in Control” shall mean (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (v) the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.

2.5          Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6          Committee.  “Committee” means a committee of two or more members of the Board appointed to administer the Plan, as set forth in Section 7.1 hereof.

2.7          Common Stock.  “Common Stock” means the Common Stock, $.001 par value of the Company, subject to adjustment pursuant to Section 4.2 hereof.

2.8          Disability.  “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code.  The Administrator’s determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

2.9          Effective Date.  “Effective Date” means the date on which the Plan is adopted by the Board, as set forth on the first page hereof.

2.10        Exercise Price.  “Exercise Price” means the purchase price per share of Common Stock payable upon exercise of an Option.

2.11        Fair Market Value.   “Fair Market Value” on any given date means the value of one share of Common Stock, determined as follows:

a.             If the Common Stock is then listed or admitted to trading on the New York Stock Exchange, a NASDAQ market system or similar stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on such stock exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such exchange on the next preceding day for which a closing sale price is reported.

b.             If the Common Stock is not then listed or admitted to trading on the New York Stock Exchange, a NASDAQ market system or similar stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.

c.             If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of valuation, which determination shall be conclusive and binding on all interested parties.

2.12        Incentive Option.  “Incentive Option” means any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

2.13        Incentive Option Agreement.  “Incentive Option Agreement” means an Option Agreement with respect to an Incentive Option.

2.14        NASD Dealer.  “NASD Dealer” means a broker-dealer that is a member of the National Association of Securities Dealers, Inc.

2.15        Nonqualified Option.  “Nonqualified Option” means any Option that is not an Incentive Option.  To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Stockholder or because it exceeds the annual limit provided for in Section 5.6 below, it shall to that extent constitute a Nonqualified Option.

2.16        Nonqualified Option Agreement.  “Nonqualified Option Agreement” means an Option Agreement with respect to a Nonqualified Option.

2.17        Offeree.  “Offeree” means a Participant to whom a Right to Purchase has been offered or who has acquired Restricted Stock under the Plan.

2.18        Option.  “Option” means any option to purchase Common Stock granted pursuant to the Plan.

2.19        Option Agreement.  “Option Agreement” means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.

2.20        Optionee.  “Optionee” means a Participant who holds an Option.

2.21        Participant.  “Participant” means an individual or entity who holds an Option, a Right to Purchase or Restricted Stock under the Plan.

2.22        Purchase Price.  “Purchase Price” means the purchase price per share of Restricted Stock payable upon acceptance of a Right to Purchase.

2.23        Restricted Stock.  “Restricted Stock” means shares of Common Stock issued pursuant to Article 6 hereof, subject to any restrictions and conditions as are established pursuant to such Article 6.

2.24        Right to Purchase.  “Right to Purchase” means a right to purchase Restricted Stock granted to an Offeree pursuant to Article 6 hereof.

2.25        Service Provider.  “Service Provider” means a consultant or other person or entity who provides services to the Company or an Affiliated Company and who the Administrator authorizes to become a  Participant in the Plan.

2.26        Restricted Stock Purchase Agreement.  “Restricted Stock Purchase Agreement” means the written agreement entered into between the Company and the Offeree with respect to a Right to Purchase offered under the Plan.

2.27        10% Stockholder.  “10% Stockholder” means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.

Article 3.

ELIGIBILITY

3.1          Incentive Options.  Officers and other key employees of the Company or of an Affiliated Company (including members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.

3.2          Nonqualified Options and Rights to Purchase.  Officers and other key employees of the Company or of an Affiliated Company, members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options or Rights to Purchase under the Plan.

3.3          Limitation on Shares.  In no event shall any Participant be granted Options or Rights to Purchase in any one calendar year pursuant to which the aggregate number of shares of Common Stock that may be acquired thereunder exceeds 1,500,000 shares.

Article 4.

PLAN SHARES

4.1          Shares Subject to the Plan.  A total of 3,000,000 shares of Common Stock may be issued under the Plan, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof.  For purposes of this limitation, in the event that (a) all or any portion of any Option or Right to Purchase granted or offered under the Plan can no longer under any circumstances be exercised, or (b) any shares of Common Stock are reacquired by the Company pursuant to the terms of an Option Agreement or Restricted Stock Purchase Agreement, the shares of Common Stock allocable to the unexercised portion of such Option or such Right to Purchase, or the shares so reacquired, shall again be available for grant or issuance under the Plan.

4.2          Changes in Capital Structure.  In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares subject to this Plan, and the number and kind of shares and the price per share subject to outstanding Option Agreements, Rights to Purchase and Restricted Stock Purchase Agreements in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

Article 5.

OPTIONS

5.1          Option Agreement.  Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement which shall specify the number of shares subject thereto, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option.  As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted.  Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including, without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement.  Each Option Agreement may be different from each other Option Agreement.

5.2          Exercise Price.  The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following:  (a) the Exercise Price of an Incentive Option shall not be less than 100% of Fair Market Value on the date the Incentive Option is granted, (b) the Exercise Price of a Nonqualified Option shall not be less than 85% of Fair Market Value on the date the Nonqualified Option is granted, and (c) if the person to whom an Option is granted is a 10% Stockholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Option is granted.

5.3          Payment of Exercise Price.  Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by:  (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Optionee that have been held by the Optionee for at least six (6) months, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the Optionee’s promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Optionee; (f) the waiver of compensation due or accrued to the Optionee for services rendered; (g) provided that a public market for the Common Stock exists, a “same day sale” commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; (h) provided that a public market for the Common Stock exists, a “margin” commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (i) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

5.4          Term and Termination of Options.  The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted.  An Incentive Option granted to a person who is a 10% Stockholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.

5.5          Vesting and Exercise of Options.  Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives, as shall be determined by the Administrator; provided, however that Options granted to employees who are not officers, directors or Service Providers shall vest and become exercisable in installments of a minimum of 20% per year over a period of five (5) years from the date the Option is granted.

5.6          Annual Limit on Incentive Options.  To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock shall not, with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company become exercisable for the first time by an Optionee during any calendar year, exceed $100,000.

5.7          Nontransferability of Options.  No Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee.

5.8          Rights as Stockholder.  An Optionee or permitted transferee of an Option shall have no rights or privileges as a stockholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

5.9          Company’s Repurchase Plan.  In the event of termination of a Participant’s employment or service as a director of the Company for any reason whatsoever (including death or disability), the Option Agreement may provide, in the discretion of the Administrator, that the Company, or its assignee, shall have the right, exercisable at the discretion of the Administrator, to repurchase shares of Common Stock acquired pursuant to the exercise of an Option at any time prior to the consummation of the Company’s initial public offering of securities in an offering registered under the Securities Act of 1933, as amended, and at the price equal to the Fair Market Value per share of Common Stock (determined in accordance with Section 2.12 hereof) as of the date of termination of Optionee’s employment.

5.10        Restrictions on Underlying Shares of Common Stock.  Shares of Common Stock issued pursuant to the exercise of an Option may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Option Agreement.

Article 6.

RIGHTS TO PURCHASE

6.1          Nature of Right to Purchase.  A Right to Purchase granted to an Offeree entitles the Offeree to purchase, for a Purchase Price determined by the Administrator, shares of Common Stock subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”).  Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives.

6.2          Acceptance of Right to Purchase.  An Offeree shall have no rights with respect to the Restricted Stock subject to a Right to Purchase unless the Offeree shall have accepted the Right to Purchase within ten (10) days (or such longer or shorter period as the Administrator may specify) following the grant of the Right to Purchase by making payment of the full Purchase Price to the Company in the manner set forth in Section 6.3 hereof and by executing and delivering to the Company a Restricted Stock Purchase Agreement.  Each Restricted Stock Purchase Agreement shall be in such form, and shall set forth the Purchase Price and such other terms, conditions and restrictions of the Restricted Stock, consistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable.  Each Restricted Stock Purchase Agreement may be different from each other Restricted Stock Purchase Agreement.

6.3          Payment of Purchase Price.  Subject to any legal restrictions, payment of the Purchase Price upon acceptance of a Right to Purchase Restricted Stock may be made, in the discretion of the Administrator, by:  (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Offeree that have been held by the Offeree for at least six (6) months, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the Offeree’s promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Offeree; (f) the waiver of compensation due or accrued to the Offeree for services rendered; or (g) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

6.4          Rights as a Stockholder.  Upon complying with the provisions of Section 6.2 hereof, an Offeree shall have the rights of a stockholder with respect to the Restricted Stock purchased pursuant to the Right to Purchase, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in the Restricted Stock Purchase Agreement.  Unless the Administrator shall determine otherwise, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares have vested in accordance with the terms of the Restricted Stock Purchase Agreement.

6.5          Restrictions.  Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Restricted Stock Purchase Agreement.  In the event of termination of a Participant’s employment, service as a director of the Company or Service Provider status for any reason whatsoever (including death or disability), the Restricted Stock Purchase Agreement may provide, in the discretion of the Administrator, that the Company shall have the right, exercisable at the discretion of the Administrator, to repurchase (i) at the original Purchase Price, any shares of Restricted Stock which have not vested as of the date of termination, and (ii) at Fair Market Value, any shares of Restricted Stock which have vested as of such date, on such terms as may be provided in the Restricted Stock Purchase Agreement; provided that the right to repurchase at the original purchase price lapses at the rate of at least 20% of the shares per year over five (5) years from the date the Right to Purchase was granted.

6.6          Vesting of Restricted Stock.  The Restricted Stock Purchase Agreement shall specify the date or dates, the performance goals or objectives which must be achieved, and any other conditions on which the Restricted Stock may vest.

6.7          Dividends.  If payment for shares of Restricted Stock is made by promissory note, any cash dividends paid with respect to the Restricted Stock may be applied, in the discretion of the Administrator, to repayment of such note.

6.8          Nonassignability of Rights.  No Right to Purchase shall be assignable or transferable except by will or the laws of descent and distribution.

Article 7.

ADMINISTRATION OF THE PLAN

7.1          Administrator.  Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more members of the Board (the “Committee”).  Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board.  As used herein, the term “Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

7.2          Powers of the Administrator.  In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority:  (a) to determine the persons to whom, and the time or times at which, Incentive Options or Nonqualified Options shall be granted and Rights to Purchase shall be offered, the number of shares to be represented by each Option and Right to Purchase and the consideration to be received by the Company upon the exercise thereof; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Option Agreements and Restricted Stock Purchase Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Option or Right to Purchase under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement or Restricted Stock Purchase Agreement; (g) to accelerate the vesting of any Option or release or waive any repurchase rights of the Company with respect to Restricted Stock; (h) to extend the exercise date of any Option or acceptance date of any Right to Purchase; (i) to provide for rights of first refusal and/or repurchase rights; (j) to amend outstanding Option Agreements and Stock Purchase Agreements to provide for, among other things, any change or modification which the Administrator could have provided for upon the grant of an Option or Right to Purchase or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan.  Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

7.3          Limitation on Liability.  No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith.  To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of duties under the Plan.

Article 8.

CHANGE IN CONTROL

8.1          Change in Control.

a.             In the event of a Change in Control of the Company, unless otherwise provided in the following sentence, each Option outstanding under the Plan shall automatically vest in full so that each such Option shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to that Option, and may be exercised for any or all of those shares as fully-vested shares of Common Stock.  However, the foregoing notwithstanding, the shares subject to an outstanding Option shall not vest on such an accelerated basis if and to the extent:  (i) such Option is assumed by the successor corporation (or parent thereof) in connection with the Change in Control or (ii) such Option is to be replaced with a cash incentive program of the successor corporation which preserves the spread between the exercise price and the per share consideration received by the stockholders of the Corporation in connection with the Change in Control on the unvested Option shares and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested Option shares or (iii) the acceleration of such Option is subject to other limitations imposed by the Administrator at the time of grant.

b.             All outstanding repurchase rights for shares of Restricted Stock shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control, except to the extent:  (i) those repurchase rights are assigned to the successor corporation (or parent thereof) in connection with such Change in Control, (ii) such repurchase rights are exercised and replaced with a cash incentive program of the successor corporation (or parent thereof) which preserves the spread between the purchase price and the per share consideration received by the stockholders of the Corporation in connection with the Change in Control and provides for the subsequent payout of the spread in accordance with the same vesting schedule applicable to the shares subject to the repurchase rights, or (iii) such accelerated vesting is precluded by other limitations imposed by the Administrator at the time the repurchase right is issued.

c.             Immediately following the consummation of the Change in Control, all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

d.             Each Option which is assumed in connection with a Change in Control shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control, had the Option been exercised immediately prior to such Change in Control.  Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Change in Control and (ii) the exercise price payable per share under each outstanding Option, provided the aggregate exercise price payable for such securities shall remain the same.

e.             The Administrator shall have the discretion, exercisable either at the time the Option is granted or at any time while the Option remains outstanding, to structure one or more Options so that those Options shall automatically accelerate and vest in full or in part (and any repurchase rights of the Corporation with respect to shares of Restricted Stock shall immediately terminate in full or in part) upon the occurrence of a change in Control, whether or not those Options are to be assumed in the Change in Control.

f.              The Administrator shall also have the discretion, exercisable either at the time the Option is granted or any time while the Option remains outstanding, to structure such Option so that the shares subject to that Option will automatically vest on an accelerated basis (and any repurchase rights of the Corporation with respect to shares of Restricted Stock shall automatically vest on an accelerated basis) by reason of a termination, other than for cause as defined by applicable law, the terms of the Plan, the terms of an Option Agreement or Restricted Stock Purchase Agreement, or the terms of a contract of employment, of the Participant’s employment with the Corporation within a designated period following the effective date of any Change in Control in which the Option is assumed.  Any Option so accelerated shall remain exercisable for the fully-vested Option shares until the expiration or sooner termination of the Option term.

g.             The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded.  To the extent such dollar limitation is exceeded, the accelerated portion of such Option shall be exercisable as a Nonqualified Option under the Code.

h.             The grant of Options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Article 9.

AMENDMENT AND TERMINATION OF THE PLAN

9.1          Amendments.  The Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable.  No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Option Agreement or Restricted Stock Purchase Agreement without such Participant’s consent.  The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption.  Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.

9.2          Plan Termination.  Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Options or Rights to Purchase may be granted under the Plan thereafter, but Option Agreements, Restricted Stock Purchase Agreements and Rights to Purchase then outstanding shall continue in effect in accordance with their respective terms.

Article 10.

TAX WITHHOLDING

10.1        Withholding.  The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options exercised or Restricted Stock issued under the Plan.  To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Option or as a result of the purchase of or lapse of restrictions on Restricted Stock or (b) delivering to the Company shares of Common Stock owned by the Participant.  The shares of Common Stock so applied or delivered in satisfaction of the Participant’s tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

Article 11.

MISCELLANEOUS

11.1        Benefits Not Alienable.  Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily.  Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.

11.2        No Enlargement of Employee Rights.  This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant.  Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to limit the right of the Company or any Affiliated Company to discharge any Participant at any time.

11.3        Application of Funds.  The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements and Restricted Stock Purchase Agreements, except as otherwise provided herein, will be used for general corporate purposes.

AXCELERANT, INC.

STOCK OPTION AGREEMENT

Type of Option (check one): ☒ Incentive        ☐Nonqualified

This Stock Option Agreement (“Agreement”) is entered into as of ___________, by and between AXCELERANT, INC., a Delaware corporation (the “Company”), and                                    (the “Optionee”) pursuant to the Company’s 2001 Stock Incentive Plan (the “Plan”).

12.          Grant of Option.  The Company hereby grants to Optionee an option (the “Option”) to purchase all or any portion of a total of _________ shares (the “Shares”) of the Common Stock of the Company at a purchase price of $______ per share (the “Exercise Price”), subject to the terms and conditions set forth herein and the provisions of the Plan.  If the box marked “Incentive” above is checked, then this Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of l986, as amended (the “Code”).  If this Option fails in whole or in part to qualify as an incentive stock option, or if the box marked “Nonqualified” is checked, then this Option shall to that extent constitute a nonqualified stock option.

13.          Vesting of Option.  The right to exercise this Option shall vest in installments, and this Option shall be exercisable from time to time in whole or in part as to any vested installment, as follows:

(i)            Except as may otherwise be provided in this Agreement, prior to the first anniversary of the date hereof, none of the Shares shall be vested shares;

(ii)           On __________, twenty-five percent (25%) of the aggregate number of Shares, or _______________ (________) shall become vested shares; and

(iii)          The balance of the Shares shall become vested shares on a cumulative basis in equal monthly installments of _______ Shares on the first day of each month commencing _______________ and continuing on the first day of each month thereafter for a period of thirty-six months until _______________, at which time all of the Shares will be Vested Shares.

No additional Shares shall vest after the date of termination of Optionee’s “Continuous Service” (as defined in Section 3 below), but this Option shall continue to be exercisable in accordance with Section 3 hereof with respect to that number of shares that have vested as of the date of termination of Optionee’s Continuous Service.

14.          Term of Option.  Optionee’s right to exercise this Option shall terminate upon the first to occur of the following:

(a)           the expiration of ten (10) years from the date of this Agreement;

(b)           the expiration of three (3) months from the date of termination of Optionee’s Continuous Service if such termination occurs for any reason other than permanent disability, death or voluntary resignation; provided, however, that if Optionee dies during such three-month period the provisions of Section 3(e) below shall apply;

(c)           the expiration of one (1) month from the date of termination of Optionee’s Continuous Service if such termination occurs due to voluntary resignation; provided, however, that if Optionee dies during such one-month period the provisions of Section 3(e) below shall apply;

(d)           the expiration of one (1) year from the date of termination of Optionee’s Continuous Service if such termination is due to permanent disability of the Optionee (as defined in Section 22(e)(3) of the Code);

(e)           the expiration of one (1) year from the date of termination of Optionee’s Continuous Service if such termination is due to Optionee’s death or if death occurs during either the three-month or one-month period following termination of Optionee’s Continuous Service pursuant to Section 3(b) or 3(c) above, as the case may be; or

(f)            upon the consummation of a “Change in Control” (as defined in Section 2.4 of the Plan), unless otherwise provided pursuant to Section 11 below.

As used herein, the term “Continuous Service” means (i) employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, (ii) service as a member of the Board of Directors of the Company until Optionee resigns, is removed from office, or Optionee’s term of office expires and he or she is not reelected, or (iii) so long as Optionee is engaged as a consultant or service provider to the Company or other corporation referred to in clause (i) above.

15.          Exercise of Option.  On or after the vesting of any portion of this Option in accordance with Sections 2 or 11 hereof, and until termination of the right to exercise this Option in accordance with Section 3 above, the portion of this Option which has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 5 below) upon delivery of the following to the Company at its principal executive offices:

(a)           a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased (but no fractional Shares may be purchased);

(b)           a check or cash in the amount of the Exercise Price (or payment of the Exercise Price in such other form of lawful consideration as the Administrator may approve from time to time under the provisions of Section 5.3 of the Plan);

(c)           a check or cash in the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee’s wages, bonus or other compensation payable to Optionee, or by the withholding of Shares issuable upon exercise of this Option or the delivery of Shares owned by the Optionee in accordance with Section 10.1 of the Plan, provided such arrangements satisfy the requirements of applicable tax laws); and

(d)           a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee, or person designated in Section 5 below, as the case may be.

16.          Death of Optionee; No Assignment.  The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee.  Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect.  If the Optionee’s Continuous Service terminates as a result of his or her death, and provided Optionee’s rights hereunder shall have vested pursuant to Section 2 hereof, Optionee’s legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a “Successor”) shall succeed to the Optionee’s rights and obligations under this Agreement.  After the death of the Optionee, only a Successor may exercise this Option.

17.          Representations and Warranties of Optionee.

(a)           Optionee represents and warrants that this Option is being acquired by Optionee for Optionee’s personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

(b)           Optionee acknowledges that the Company may issue Shares upon the exercise of the Option without registering such Shares under the Securities Act of l933, as amended (the “Securities Act”), on the basis of certain exemptions from such registration requirement.  Accordingly, Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing thereof and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Securities Act and the resulting restrictions on transfer.  Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Securities Act or an exemption from such registration is available.

(c)           Optionee acknowledges receipt of a copy of the Plan and understands that all rights and obligations connected with this Option are set forth in this Agreement and in the Plan.

18.          Right of First Refusal.

(a)           The Shares acquired pursuant to the exercise of this Option may be sold by the Optionee only in compliance with the provisions of this Section 7, and subject in all cases to compliance with the provisions of Section 6(b) hereof.  Prior to any intended sale, Optionee shall first give written notice (the “Offer Notice”) to the Company specifying (i) his or her bona fide intention to sell or otherwise transfer such Shares, (ii) the name and address of the proposed purchaser(s), (iii) the number of Shares the Optionee proposes to sell (the “Offered Shares”), (iv) the price for which he or she proposes to sell the Offered Shares, and (v) all other material terms and conditions of the proposed sale.

(b)           Within thirty (30) days after receipt of the Offer Notice, the Company or its nominee(s) may elect to purchase all or any portion of the Offered Shares at the price and on the terms and conditions set forth in the Offer Notice by delivery of written notice (the “Acceptance Notice”) to the Optionee specifying the number of Offered Shares that the Company or its nominees elect to purchase. Within fifteen (15) days after delivery of the Acceptance Notice to the Optionee, the Company and/or its nominee(s) shall deliver to the Optionee payment of the amount of the purchase price of the Offered Shares to be purchased pursuant to this Section 7, against delivery by the Optionee of a certificate or certificates representing the Offered Shares to be purchased, duly endorsed for transfer to the Company or such nominee(s), as the case may be.  Payment shall be made on the same terms as set forth in the Offer Notice or, at the election of the Company or its nominees(s), by check or wire transfer of funds.  If the Company and/or its nominee(s) do not elect to purchase all of the Offered Shares, the Optionee shall be entitled to sell the balance of the Offered Shares to the purchaser(s) named in the Offer Notice at the price specified in the Offer Notice or at a higher price and on the terms and conditions set forth in the Offer Notice; provided, however, that such sale or other transfer must be consummated within 60 days from the date of the Offer Notice and any proposed sale after such 60-day period may be made only by again complying with the procedures set forth in this Section 7.

(c)           The Optionee may transfer all or any portion of the Shares to a trust established for the sole benefit of the Optionee and/or his or her spouse or children without such transfer being subject to the right of first refusal set forth in this Section 7, provided that the Shares so transferred shall remain subject to the terms and conditions of this Agreement and no further transfer of such Shares may be made without complying with the provisions of this Section 7.

(d)           Any Successor of Optionee pursuant to Section 5 hereof, and any transferee of the Shares pursuant to this Section 7, shall hold the Shares subject to the terms and conditions of this Agreement and no further transfer of the Shares may be made without complying with the provisions of this Section 7.

(e)           The provisions of this Section 7 shall not apply to a sale of the Shares to the Company pursuant to Section 8 below.

(f)            The rights provided the Company and its nominee(s) under this Section 7 shall terminate upon the closing of the initial public offering of shares of the Company’s Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.

19.          Company’s Repurchase Right.

(a)           The Company shall have the right (but not the obligation) to repurchase (the “Repurchase Right”) any or all of the Shares acquired pursuant to the exercise of this Option in the event that the Optionee’s Continuous Service (as defined in Section 3 above) should terminate for any reason whatsoever, including without limitation Optionee’s death, disability, voluntary resignation or termination by the Company with or without cause.  Upon exercise of the Repurchase Right, the Optionee shall be obligated to sell his or her Shares to the Company, as provided in this Section 8.  The Repurchase Right may be exercised by the Company at any time during the period commencing on the date of termination of Optionee’s Continuous Service and ending sixty (60) days after the last to occur of the following:

(i)            the termination of Optionee’s Continuous Service;

(ii)           the expiration of Optionee’s right to exercise this Option pursuant to Section 3 hereof; or

(iii)          in the event of Optionee’s death, receipt by the Company of notice of the identity and address of Optionee’s Successor (as defined in Section 5 hereof).

(b)           The purchase price for Shares repurchased hereunder (the “Repurchase Price”) shall be the Fair Market Value per share of Common Stock (determined in accordance with Section 2.11 of the Plan) as of the date of termination of Optionee’s Continuous Service.

(c)           Written notice of exercise of the Repurchase Right, stating the number of Shares to be repurchased and the Repurchase Price per Share, shall be given by the Company to the Optionee or his or her Successor, as the case may be, during the period specified in Section 8(a) above.

(d)           The Repurchase Price shall be payable, at the option of the Company, by check or by cancellation of all or a portion of any outstanding indebtedness of Optionee to the Company, or by any combination thereof.  The Repurchase Price shall be paid without interest within thirty (30) days after delivery of the notice of exercise of the Repurchase Right, against delivery by the Optionee or his or her Successor of a certificate or certificates representing the Shares to be repurchased, duly endorsed for transfer to the Company.

(e)           Notwithstanding anything to the contrary contained in this Agreement, all repurchases of the Shares by the Company shall be subject to applicable restrictions contained in the applicable state law and in the Company’s and its subsidiaries’ debt and equity financing agreements.  If any such restrictions prohibit the repurchase of Shares hereunder that the Company has otherwise elected to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions; provided, however, that, notwithstanding such restrictions, the Company shall deliver a notice as provided in paragraph 8(c) above, and shall remain bound by the terms of such notice until such time as the Shares are actually purchased by the Company pursuant to such notice.

(f)            The rights provided the Company under this Section 8 shall terminate upon the closing of the initial public offering of shares of the Company’s Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.

20.          Restrictive Legends.

(a)           Optionee hereby acknowledges that federal securities laws and the securities laws of the state in which he or she resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary or advisable.

(b)           In addition, all stock certificates evidencing the Shares shall be imprinted with a legend substantially as follows:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, REPURCHASE RIGHTS AND A RIGHT OF FIRST REFUSAL IN FAVOR OF THE CORPORATION AND/OR ITS NOMINEE(S), AS SET FORTH IN A STOCK OPTION AGREEMENT DATED AS OF ___________.  TRANSFER OF THESE SHARES MAY BE MADE ONLY IN COMPLIANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF SAID CORPORATION.  SUCH TRANSFER RESTRICTIONS, REPURCHASE RIGHTS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.”

21.          Adjustments Upon Changes in Capital Structure.  In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Administrator to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option, in accordance with the provisions of Section 4.2 of the Plan.

22.          Change in Control.

(a)           In the event of a Change in Control of the Company, unless otherwise provided in the following sentence, each Option outstanding under the Plan shall automatically vest in full so that each such Option shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to that Option and may be exercised for any or all of those shares as fully-vested shares of Common Stock.  However, the foregoing notwithstanding, the shares subject to an outstanding Option shall not vest on such an accelerated basis if and to the extent:  (i) such Option is assumed by the successor corporation  (or parent thereof) in the Change in Control or (ii) such Option is to be replaced with a cash incentive program of the successor corporation which preserves the spread between the exercise price and the per share consideration received by the stockholders of the Corporation in connection with the Change in Control on the unvested Option shares and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested Option shares or (iii) the acceleration of such Option is subject to other limitations imposed by the Administrator at the time of grant.

(b)           Immediately following the consummation of the Change in Control, all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

(c)           Each Option which is assumed in connection with a Change in Control shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control, had the Option been exercised immediately prior to such Change in Control.  Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Change in Control and (ii) the exercise price payable per share under each outstanding Option, provided the aggregate exercise price payable for such securities shall remain the same.

(d)           The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded.  To the extent such dollar limitation is exceeded, the accelerated portion of such Option shall be exercisable as a Nonqualified Option under the Code.

23.          No Employment Contract Created.  Neither the granting of this Option nor the exercise hereof shall be construed as granting to the Optionee any right with respect to continuance of employment by the Company or any of its subsidiaries.  The right of the Company or any of its subsidiaries to terminate at will the Optionee’s employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved.

24.          Rights as Stockholder.  The Optionee (or transferee of this option by will or by the laws of descent and distribution) shall have no rights as a stockholder with respect to any Shares covered by this Option until the date of the issuance of a stock certificate or certificates to him or her for such Shares, notwithstanding the exercise of this Option.

25.          “Market Stand-Off” Agreement.  Optionee agrees that, if requested by the Company or the managing underwriter of any proposed public offering of the Company’s securities, Optionee will not sell or otherwise transfer or dispose of any Shares held by Optionee without the prior written consent of the

Company or such underwriter, as the case may be, during such period of time, not to exceed 180 days following the effective date of the registration statement filed by the Company with respect to such offering, as the Company or the underwriter may specify.

26.          Interpretation.  This Option is granted pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith.  The Administrator shall interpret and construe this Option and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator shall be final and binding on the Company and the Optionee.  As used in this Agreement, the term “Administrator” shall refer to the committee of the Board of Directors of the Company appointed to administer the Plan, and if no such committee has been appointed, the term Administrator shall mean the Board of Directors.

27.          Notices.  Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, attention: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

28.          Annual and Other Periodic Reports.  During the term of this Agreement, the Company will furnish to the Optionee copies of all annual and other periodic financial and informational reports that the Company distributes generally to its shareholders.

29.          Governing Law.  The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the laws of the State of California.

30.          Severability.  Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

31.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

32.          California Corporate Securities Law.  The sale of the shares that are the subject of this Agreement has not been qualified with the Commissioner of Corporations of the State of California and the issuance of such shares or the payment or receipt of any part of the consideration therefore prior to such qualification is unlawful, unless the sale of such shares is exempt from such qualification by Section 25100, 25102 or 25105 of the California Corporate Securities Law of l968, as amended.  The rights of all parties to this Agreement are expressly conditioned upon such qualification being obtained, unless the sale is so exempt.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AXCELERANT, INC.	OPTIONEE

By:

Its:
(Type or print name)

NOTICE OF EXERCISE OF STOCK OPTION

AND INVESTMENT REPRESENTATIONS

Name of Optionee:  _________________________

Axcelerant, Inc.

130 Theory, Suite 100

Irvine, California  92612

Ladies and Gentlemen:

I hereby exercise my right to purchase shares of Common Stock (the “Shares”) of Axcelerant, Inc. (the “Company”) pursuant to the Stock Option Agreement dated                     , ______, granted to me under the Company’s 2001 Stock Incentive Plan.  The number of shares that I am purchasing at this time is set forth below, and my check payable to the Company in the amount of the total Exercise Price set forth below is enclosed with this Notice:

Number of Shares purchased hereby:
Exercise Price per Share:	$
Total Exercise Price:	$

In connection with the exercise of my option, I hereby represent to the Company that:

1.             I am acquiring the Shares for my own account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

2.             I understand that the Shares are being issued by the Company without having first registered them under the Securities Act of 1933, as amended (the “Securities Act”), the California Corporate Securities Law of 1968, or the securities laws of any other state, on the basis of certain exemptions from such registration requirements which depend, in part, upon the truth and accuracy of my representations made herein.

3.             Without in any way limiting the representations set forth above, I agree that I will not dispose of any interest in the Shares unless and until (i) I shall have notified the Company of the proposed disposition; (ii) I shall have furnished the Company with an opinion of counsel to the effect that such disposition will not require registration under the Securities Act, and (iii) such opinion of counsel shall have been concurred in by the Company’s counsel.

4.             I acknowledge receipt of all information as I deem necessary and appropriate to enable me to evaluate the merits and risks of my investment in the Shares, including information concerning the business and financial condition of the Company, and that I have had the opportunity to discuss such information with, and ask questions of, an officer of the Company.

5.             I am an investor of sufficient sophistication and experience to make an informed investment decision regarding my purchase of the Shares, and I am able to bear the economic risk of an investment in the Shares.

6.             I understand and agree that the certificate(s) evidencing the Shares will bear legends substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, REPURCHASE RIGHTS AND A RIGHT OF FIRST REFUSAL IN FAVOR OF THE CORPORATION AND/OR ITS NOMINEE(S), AS SET FORTH IN A STOCK OPTION AGREEMENT DATED AS OF ________________.  TRANSFER OF THESE SHARES MAY BE MADE ONLY IN COMPLIANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF SAID CORPORATION.  SUCH TRANSFER RESTRICTIONS, REPURCHASE RIGHTS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

7.             I recognize that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and further recognize that the Company is under no obligation to register the Shares or to comply with any exemption from such registration.

8.             I understand that Rule 144 under the Securities Act (an exemption under which securities may be sold without registration under the Securities Act) is not presently available.  I understand that the availability of Rule l44 requires, among other things, that I hold the Shares for a minimum period of two years.  I further understand that, in the case of securities to which said Rule is not applicable, compliance with some other exemption under the Securities Act will be required.

Dated:
(Signature of Optionee)

(Print Name of Optionee)